Exhibit 10.11
PENTAIR PLC
EMPLOYEE STOCK PURCHASE AND BONUS PLAN

Amended and Restated Effective as of January 1, 2021

SECTION 1
HISTORY AND BACKGROUND
In connection with the merger of Pentair, Inc. with and into a wholly-owned subsidiary of Tyco Flow Control International Ltd. (to be renamed Pentair Ltd., and referred to herein as the “Company”), which occurred on September 28, 2012 (the “Merger”), the Company adopted this Employee Stock Purchase and Bonus Plan (the “Plan”), effective September 28, 2012, to provide to employees of the Company and its designated divisions and subsidiaries the opportunity to purchase shares of the Company’s common stock after the Merger. The Plan is also considered a successor plan to the following pre-Merger plans: the Pentair, Inc. Employee Stock Purchase and Bonus Plan (effective March 1, 1977).
The Plan was amended and restated effective May 1, 2013, to reflect certain administrative changes made to the operation of the Plan.
The Plan was further amended and restated effective as of the consummation of the merger of Pentair Ltd. with and into Pentair plc to reflect the assumption of this Plan by Pentair plc and the applicability of the Plan to ordinary shares of Pentair plc, rather than common shares of Pentair Ltd., following such merger.
The Plan was further amended and restated effective as of November 17, 2017 to reflect certain administrative changes made to the Plan.
The Plan was further amended and restated effective as of January 1, 2019 to suspend the International Stock Purchase and Bonus Plan (which was previously attached to the Plan as Appendix A) and to make certain other administrative changes.
The Plan is now amended and restated effective January 1, 2021 to modify the time period for which the contribution limits under the Plan apply and, subject to the approval of the Plan by the Pentair plc shareholders at the 2021 Annual General Meeting of Shareholders, to extend the term of the Plan until the 10th anniversary of such approval.
The following sections of the Plan shall apply to the U.S. and Canadian employees of the Company and its participating divisions and subsidiaries.
SECTION 2
DEFINITIONS
Unless the context clearly requires otherwise, when capitalized the terms listed below shall have the following meanings when used in this Section or other parts of the Plan.

(1)    “Account” is an account established with the Plan Agent and into which Stock purchased with accumulated Participant contributions, employer matching contributions made on behalf of a Participant, and cash dividends paid with respect to such Stock (as applicable), are held on behalf of each Participant under the Plan. A Participant’s rights with respect to his or her Account shall be subject to the terms and conditions established by the Plan Agent from time to time.
(2)    “Affiliated Company” is (a) any corporation or business located in and organized under the laws of one of the United States which is a member of a controlled group of corporations or businesses (within the meaning of Code section 414(b) or (c)) that includes the Company, but only during the periods such affiliation exists, or (b) any other entity in which the Company may have a significant ownership interest, and which the Plan Administrator determines shall be an Affiliated Company for purposes of the Plan.
(3)    “Code” is the Internal Revenue Code of 1986, as amended.
(4)    “Company” is Pentair plc, an Irish company.
(5)    “Compensation” is a Participant’s base wages or salary (i.e., exclusive of overtime or bonus payments) or the equivalent thereof, including, by way of example, vacation, jury duty or shift differential pay, paid to or on behalf of a Participant for services rendered to the Company or a Participating Employer.
(6)    “Eligible Employee” is an Employee, except those Employees:
(i)    who are included in a unit of Employees covered by a collective bargaining agreement between Employee representatives and a Participating Employer, unless and to the extent such agreement provides that such Employees shall be covered by the Plan, or the Participating Employer and the Plan Administrator have otherwise agreed to extend coverage under the Plan to such Employees;
(ii)    who, as determined by the Plan Administrator in its sole discretion, are not regular or permanent full- or part-time Employees, including, without limitation interns or other temporary Employees;
(iii)    whose Employer is not a Participating Employer; or
(iv)    who are not treated as Employees by the Company or a Participating Employer for purposes of the Plan even though they may be so treated or considered under applicable law, including Code section 414(n), the Federal Insurance Contribution Act or the Fair Labor Standards Act (e.g., individuals treated as employees of a third party or as self-employed).
(7)    “Employee” is an individual who is an employee of the Company or an Affiliated Company.

(8)    “Participant” is an Eligible Employee who has met the age requirement for Plan participation and properly completed and submitted the authorization form necessary for participation.
(9)    “Participating Employer” is an Affiliated Company that is making, or has agreed to make, contributions under the Plan with respect to some or all of its Eligible Employees, but only during the period such agreement to contribute remains in effect. The Company must approve each Participating Employer, except that any entity that is considered a Participating Employer under the Plan immediately prior to the Restatement Effective Date automatically shall be considered a Participating Employer hereunder on the Restatement Effective Date without further action by the Company or such employer.
(10)    “Plan” is the Pentair plc Employee Stock Purchase and Bonus Plan as described in this plan document and as it may be amended from time to time.
(11)    “Plan Administrator” is the Company, and may include an employee or committee of employees of the Company or any subsidiary thereof that has been appointed by the Company to serve as the plan administrator of the Plan.
(12)    “Plan Agent” is the financial services firm or other entity duly appointed by the Plan Administrator to (i) receive funds contributed by Participants and Participating Employers, (ii) purchase shares of Stock with funds contributed by Participants and Participating Employers, and (iii) maintain Participant Accounts.
(13)    “Prospectus” is the prospectus, as in effect from time to time, which describes the Plan and which is delivered to eligible Participants with respect to the purchase of Stock under the Plan.
(14)    “Restatement Effective Date” is November 17, 2017, the date this amended and restated Plan became effective.
(15)    “Stock” is the ordinary shares of Pentair plc, nominal value $0.01 per share.
SECTION 3
ELIGIBILITY
All Eligible Employees of a Participating Employer may elect to participate in the Plan after the Restatement Effective Date upon the attainment of age eighteen (18). Notwithstanding the foregoing, all Participants in the Plan as of the date immediately preceding the Restatement Effective Date automatically shall be considered Participants hereunder on the Restatement Effective Date.
SECTION 4
PARTICIPATION
4.1    General. Plan participation is voluntary and Eligible Employees do not automatically become Participants upon meeting the Plan’s eligibility requirements, except as set forth in Section 3.1. An Eligible Employee, who has met the Plan’s eligibility requirements as described in Section 3, may commence Plan participation after the Restatement Effective Date by delivering an authorization for deductions from such individual’s Compensation, in accordance with procedures established by the Plan Administrator. Notwithstanding the foregoing, the deduction authorization in effect for each Participant in the Plan as of the Restatement Effective Date automatically shall be given effect hereunder on and after the Restatement Effective Date.
4.2    Withdrawal from Participation. A Participant may elect to cease participation under the Plan at any time, even though he or she remains an Eligible Employee of the Company or a Participating Employer, by giving written notice of withdrawal in accordance with procedures established by the Plan Administrator. Such an individual may elect to resume participation in the Plan at any time in accordance with procedures established by Plan Administrator, provided he or she is an Eligible Employee at the time participation resumes.
SECTION 5
CONTRIBUTIONS
5.1    Participant Contributions. A Participant may authorize his or her employer to make a deduction from each paycheck for purposes of purchasing Stock as a percentage of Compensation, in accordance with Section 4.1. The minimum deduction allowed is 0.01% of Compensation per month; the maximum deduction allowed is 15% of such Participant’s Compensation (up to a maximum payroll deduction per consecutive 12 month period of US$9,000 for Participants that are employed in the United States and CA$11,000 for Participants that are employed in Canada, which may be implemented on an annual, per month or per payroll period basis as determined by the Company). A Participant may change the amount of his or her payroll deduction at any time in accordance with procedures established by the Plan Administrator, and such change shall be effective as soon as practicable thereafter. Until such contributions are transferred to the Plan Agent for purposes of purchasing Stock under the Plan at the time or times determined by the Plan Administrator and in accordance with Section 6, the amounts so collected may be commingled with the general assets of the Company and used for general purposes and no interest shall be paid in connection with such amounts.
5.2    Employer Bonus Contribution. At the time or times determined by the Plan Administrator, the Company and Participating Employers shall pay to the Plan Agent on behalf of each Participant employed by such employer an amount equal to twenty-five percent (25%) of the contributions made by such Participant through payroll deductions from Compensation.
5.3    Dividends. Cash dividends paid on Stock held in a Participant’s Account shall, as elected by the Participant in accordance with procedures established by the Plan Administrator, be used by the Plan Agent to purchase additional shares of Stock on behalf of such Participant or paid directly to the Participant in cash.

SECTION 6
PURCHASE OF STOCK
6.1    Participant Accounts. The Plan Agent shall establish for each Participant an Account to hold the Stock purchased on behalf of such Participant. All Stock and other amounts allocated to such Account shall at all times be fully vested and nonforfeitable.
6.2    Purchasing Stock. The Plan Agent shall use all Participant and employer contributions, and including cash dividends (if so elected in accordance with Section 5.3), to purchase Stock on the open market. The Plan Agent shall make all such purchases on a single business day or over a number of business days in the month, as agreed to by the Plan Agent and the Plan Administrator. The Stock so purchased shall be allocated to the Participant’s Account on behalf of whom purchases were made based on (i) the actual purchase price for such Stock, in such case where the Plan Agent makes a single purchase of Stock under the Plan in one day or (ii) an average purchase price, as determined by the Plan Administrator and the Plan Agent, in the case where multiple purchases are made on one or more than one day. No interest shall be paid on cash amounts (if any) held by the Plan Agent regardless of whether such cash is being held in anticipation of the date on which Stock purchases shall be made or held pending a refund to a terminating Participant.
SECTION 7
ENDING PARTICIPATION
7.1    General. A Participant may elect to discontinue Plan participation even though he or she remains an Eligible Employee of the Company or a Participating Employer. In addition, a Participant may cease Plan participation by reason of becoming an Employee of an Affiliated Company that is not a Participating Employer, by joining a group of Employees who are not Eligible Employees, or by qualifying for benefits under a long-term disability plan maintained by the Company or a Participating Employer. At such time as a Participant shall cease employment with the Company and all Affiliated Companies, Plan participation shall cease. In accordance with procedures established by the Plan Administrator, any contributions made by a Participant prior to discontinuing participation in the Plan shall be used to purchase Stock in accordance with Section 6 hereunder.
7.2    Discontinuing Participation. An individual may, in accordance with procedures established by the Plan Administrator, elect to cease making contributions under the Plan, even though he or she remains an Eligible Employee of the Company or a Participating Employer. In addition, a Participant who ceases earning Compensation (as determined by the Plan Administrator), for example, a Participant who commences an unpaid leave of absence or other type of leave under which he or she no longer earns compensation that has been determined by the Plan Administrator to be Compensation for purposes under the Plan, shall automatically cease making contributions under the Plan.
7.3    Ceasing to be an Eligible Employee. Participants who cease to be Eligible Employees but remain Employees of the Company or an Affiliated Company shall automatically cease making contributions under the Plan effective as soon as administratively feasible.

SECTION 8
DISPOSITION OF ACCOUNTS
The Participant shall be eligible to receive a distribution of his or her Account in accordance with procedures established by the Plan Agent.
SECTION 9
ADMINISTRATION
9.1    Term of Plan. Subject to the approval of the Plan by the shareholders of the Company at the 2021 Annual General Meeting of Shareholders of the Company, this Plan shall terminate on the tenth (10th) anniversary of the date of such meeting, unless the Plan is earlier terminated as provided in Section 10.6.
9.2    Prospectus. Upon completing the eligibility requirements described in Section 3, an Eligible Employee shall receive from the Plan Administrator or its delegate a copy of the Prospectus, which describes the Plan.
9.3    Reporting. The Plan Agent shall provide to each Participant quarterly, or at such other intervals as may be necessary or appropriate, the following information:
(a)    the total amount contributed to each Participant’s Account for such quarter, whether by payroll deduction, or the Participant’s employer;
(b)    the number of shares of Stock purchased on behalf of the Participant with all of such contributions; and
(c)    the total number of shares of Stock then allocated to the Participant’s Account.
9.4    Voting of Stock in Accounts. Participants will not have any voting, dividend or other rights of a shareholder with respect to shares of Stock subject to this Plan until such shares have been delivered to the Participant’s Account. Once the Stock is delivered to the Participant’s Account, he or she will be entitled to all notices and correspondence provided to any shareholder of record who is not a Participant, including proxy statements. The Plan Agent shall be responsible for soliciting and receiving proxy instructions from each Participant and shall vote the Stock allocated to each Participant’s Account in accordance with the instructions, if any, provided by such Participant.
9.5    Fees and Commissions. Unless otherwise determined by the Plan Administrator, the Company shall pay commissions, service charges or other costs incurred with respect to the purchase of Stock for purposes of the Plan. Unless otherwise determined by the Plan Administrator, when any such Stock in an Account is sold or the Participant ceases to be an Employee of the Company or an Affiliate Company, the Participant is responsible for payment of any commissions, service charges or other costs incurred on account of such sale or ongoing administration of his or her Account.

SECTION 10
MISCELLANEOUS
10.1    Voluntary Participation. Participation in the Plan is entirely voluntary, and by maintaining the Plan the Company is not making a recommendation as to whether any Eligible Employee should invest in Stock. Investment in any stock involves risk, and each Eligible Employee must decide whether to accept the risk of investing in Stock.
10.2    Employee Rights. The right of the Company or an Affiliated Company to discipline or discharge Employees, or to exercise rights related to the tenure of any individual’s employment, shall not be affected in any manner by reason of the existence of the Plan or any action taken pursuant to the Plan.
10.3    Construction. The Plan Administrator shall have full power and authority to interpret and construe the Plan, to adopt rules and regulations not inconsistent with the Plan for purposes of administering the Plan with respect to matters not specifically covered in the Plan document and to amend and revoke any rules and regulations so adopted. Except as otherwise provided in the Plan, any interpretation of the Plan and any decision on any matter within the discretion of the Plan Administrator which is made in good faith by the Plan Administrator shall be final and binding.
10.4    Interpretation. Section and subsection headings are for convenience of reference and not part of this Plan, and shall not influence its interpretation. Wherever any words are used in the Plan in the singular, masculine, feminine or neuter form, they shall be construed as though they were also used in the plural, feminine, masculine or non-neuter form, respectively, in all cases where such interpretation is reasonable.
10.5    Plan Amendment. The Company may, by written resolution of its Board of Directors or through action of the Compensation Committee of such Board (or their delegate), at any time and from time to time, amend the Plan in whole or in part.
10.6    Plan Termination. The Company may, by written resolution of its Board of Directors or through action of the Compensation Committee of such Board, terminate the Plan at any time. In the event the Plan terminates, the Participant’s Account shall be handled in the same manner as if the Participant had terminated employment with the Company and all Affiliated Companies.
10.7    Choice of Law. To the extent not preempted by applicable federal law, the construction and interpretation of the Plan shall be made in accordance with the laws of the State of Minnesota, but without regard to any choice or conflict of laws provisions thereof.
10.8    Acceptance of Terms. By electing to participate in the Plan, each Participant shall be deemed to have accepted all of the provisions of the Plan, and the terms and conditions set forth by the Plan Agent, and to have agreed to be fully bound thereby.
10.9    Computational Errors. In the event mathematical, accounting, or similar errors are made in maintaining Participant Accounts, the Plan Administrator or the Plan Agent, as

the case may be, may make such equitable adjustments as it deems appropriate to correct such errors.
10.10    Communications. The Company, a Participating Employer or the Plan Agent may, unless otherwise prescribed by any applicable state or federal law or regulation, provide the Prospectus and any notices, forms or reports by using either paper or electronic means.

The undersigned, by authority of the Board of Directors of Pentair plc, does hereby execute the foregoing document for and on behalf of Pentair plc effective as of January 1, 2021.

PENTAIR PLC

By	/s/ Karla Robertson
Karla Robertson
Executive Vice President
General Counsel, Secretary and
Chief Social Responsibility Officer